As filed with the Securities and Exchange Commission on April 10, 2008
Registration No. 333-148169

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO THE
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MALVERN FEDERAL BANCORP, INC.
(In Organization)

(Exact name of registrant as specified in its articles of incorporation)

United States	6036	(To be applied for)

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

42 East Lancaster Avenue Paoli, Pennsylvania 19301 (610) 644-9400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ronald Anderson President and Chief Executive Officer Malvern Federal Bancorp, Inc. 42 East Lancaster Avenue Paoli, Pennsylvania 19301 (610) 644-9400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Raymond A. Tiernan, Esq.
Hugh T. Wilkinson, Esq.
Elias, Matz, Tiernan & Herrick L.L.P.
734 15th Street, N.W., 12th Floor
Washington, D.C. 20005

          Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☒ 333-148169

          If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Purchase Price Per Share	Aggregate Offering Price	Registration Fee
Common Stock, $.01 par value per share	4,165,875 shares (1)	$10.00	$41,658,750 (2)	$1,279(3)
Participation interests	632,800 shares (1)	—	—	—

(1)

Includes shares which may be purchased by participants in the Employees’ Savings and Profit Sharing Plan of Malvern Federal Savings Bank. Pursuant to Rule 457(h) of the Securities Act, as amended, no separate fee is required for the participation interests, and the number of participation interests registered has been calculated on the basis of the maximum number of shares which could be purchased utilizing the assets of such plan. The number of shares of common stock registered includes shares to be contributed to the Malvern Federal Charitable Foundation.

(2)	Estimated solely for the purpose of calculating the registration fee.

(3)	Previously paid.

EXPLANATORY NOTE

        We are filing this Post-Effective Amendment No. 2 pursuant to Rule 462(d) of the Securities Act of 1933, as amended, for the sole purpose of filing an additional exhibit to Registration Statement No. 333-148169, and accordingly, it shall become effective immediately upon filing with the Securities and Exchange Commission.

1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

SEC filing fees	$1,279
OTS filing fees	14,400
Nasdaq filing fees	100,000
NASD filing fee	4,666
Printing, postage, mailing and EDGAR expenses	200,000
Legal fees and expenses	400,000
Blue Sky filing fees and expenses	5,000
Accounting fees and expenses	85,000
Selling agent reimbursable expenses	110,000
Business plan fees and expenses	40,000
Appraiser’s fees	60,000
Conversion/proxy solicitation center fees and expenses	100,000
Transfer agent Fees and expenses	10,000
Stock certificate printing	5,000
Miscellaneous	14,655

Total	$1,150,000

          In addition to the foregoing expenses, Stifel, Nicholaus & Company, Incorporated will receive fees based on the number of shares of Common Stock sold in the offering. Based upon the assumptions and the information set forth under “Unaudited Pro Forma Data” in the prospectus supplement and “The Offering - Marketing Arrangements” in the prospectus, it is estimated that such fees will amount to $173,000, $204,000, $206,000, $272,000, and in the event that 1,955,425, 2,300,500, 2,645,575 and 3,042,411 shares of common stock are sold by the Registrant in the offering, respectively.

Item 14.	Indemnification of Directors and Officers.

          Generally, federal regulations define areas for indemnity coverage for federal savings associations and federal subsidiary holding companies as follows:

          (a)          Any person against whom an action is brought or threatened because that person is or was a director or officer of the savings association shall be indemnified by the savings association for:

          (i)          Any amount for which such person becomes liable under a judgment in such action; and

          (ii)          Reasonable costs and expenses, including reasonable attorney’s fees, actually paid or incurred by that person in defending or settling such action, or in enforcing his or her rights under this section if the person attains a favorable judgment in such enforcement action.

          (b)          Indemnification shall be made to such person under paragraph (b) of this section only if:

          (i)           Final judgment on the merits is in his or her favor; or

          (ii)          In case of:

a. Settlement,
b. Final judgment against him or her, or

               c. Final judgment in his or her favor, other than on the merits, if a majority of the disinterested directors of the savings association determine that he or she was acting in good faith within the scope of his or her employment or authority as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interest of the savings association or its members. However, no indemnification shall be made unless the association gives the Office at least 60 days notice of its intention to make such indemnification. Such notice shall state the facts on which the action arose, the terms of any settlement, and any disposition of the action by a court. Such notice, a copy thereof, and a certified copy of the resolution containing the required determination by the board of directors shall be sent to the Regional Director, who shall promptly acknowledge receipt thereof. The notice period shall run from the date of such receipt. No such indemnification shall be made if the OTS advises the association in writing, within such notice period, of its objection thereto.

          (c)          As used in this paragraph:

          (i)          “action” means any judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review;

          (ii)          “court” includes, without limitation, any court to which or in which any appeal or any proceeding for review is brought;

          (iii)          “final judgment” means a judgment, decree, or order which is not appealable and as to which the period for appeal has expired with no appeal taken;

          (iv)          “settlement” includes the entry of a judgment by consent or by confession or a plea of guilty or nolo contendere.

Item 15.	Recent Sales of Unregistered Securities

          Not applicable.

Item 16.	Exhibits and Financial Statement Schedules

          The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

          (a)          List of Exhibits (filed herewith unless otherwise noted)

1.1	Engagement Letter with Stifel, Nicolaus & Company, Incorporated*
1.2	Form of Agency Agreement with Stifel, Nicolaus & Company, Incorporated*
1.3	Letter Agreement dated April 8, 2008, supplementing the Agency Agreement with Stifel, Nicolaus & Company, Incorporated
2.1	Plan of Reorganization*
2.2	Plan of Stock Issuance*
3.1	Charter of Malvern Federal Bancorp, Inc.*
3.2	Bylaws of Malvern Federal Bancorp, Inc.*
4.0	Form of Stock Certificate of Malvern Federal Bancorp, Inc.*
5.0	Opinion of Elias, Matz, Tiernan & Herrick L.L.P. re: legality*
8.1	Opinion of Elias, Matz, Tiernan & Herrick L.L.P. re: Federal tax matters*
8.2	Opinion of Beard Miller Company LLP re: Pennsylvania tax matters*
8.3	Letter of RP Financial, LC. re: Subscription Rights*
10.1	Form of Supplemental Executive Retirement Plan*
10.2	Form of First Amendment to Supplemental Executive Retirement Plan Agreement*
10.3	Form of Director’s Retirement Plan Agreement*
10.4	Form of First Amendment to Director’s Retirement Plan Agreement*
10.5	Form of Proposed Employment Agreement Among Malvern Federal Bancorp, Inc., Malvern Federal Savings Bank and Ronald Anderson*
10.6	Form of Proposed Employment Agreement Among Malvern Federal Bancorp, Inc., Malvern Federal Savings Bank and each of Dennis Boyle, Gerard M. McTear, Jr., and William E. Hughes, Jr.*
23.1	Consent of Elias, Matz, Tiernan & Herrick L.L.P. (included in Exhibit 5.0 and Exhibit 8.1, respectively)*
23.2	Consent of Beard Miller Company LLP with respect to Malvern Federal Savings Bank*
23.3	Consent of RP Financial, LC.*
24.0	Power of Attorney (previously included in Signature Page of the Registration Statement filed on December 19, 2007)
99.1	Subscription Order Form for Malvern Federal Savings Bank depositors*
99.2	Additional Solicitation Material*
99.3	Appraisal Report of RP Financial, LC.*
99.4	Form of proxy statement for members of Malvern Federal Savings Bank*

99.5	Appraisal Valuation Update Report of RP Financial, LC., dated as of January 25, 2008*
99.6	Appraisal Valuation Update Report of RP Financial, LC., dated as of March 19, 2008*
99.7	Supplemental Order Form*
99.8	Community Order Form*
99.9	Additional Solicitation Material*

*	Previously filed.

          (b)         Financial Statement Schedules

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

The undersigned Registrant hereby undertakes to furnish stock certificates to or in accordance with the instructions of the respective purchasers of the Common Stock, so as to make delivery to each purchaser promptly following completion of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment to the Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Paoli, Commonwealth of Pennsylvania on April 10, 2008.

Malvern Federal Bancorp, Inc. (In Organization)

By:	/s/ Ronald Anderson

Ronald Anderson, President and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Ronald Anderson	Director, President and Chief	April 10, 2008
Executive Officer
Ronald Anderson

/s/ Dennis Boyle	Senior Vice President and Chief	April 10, 2008
Financial Officer (Principal
Dennis Boyle	financial and accounting officer)

/s/ F. Claire Hughes, Jr. *	Chairman of the Board	April 10, 2008

F. Claire Hughes, Jr.

/s/ Kristin S. Camp *	Director	April 10, 2008

Kristin S. Camp

/s/ Joseph E. Palmer, Jr. *	Director	April 10, 2008

Joseph E. Palmer, Jr.

/s/ David R. Prizer *	Director	April 10, 2008

David R. Prizer

/s/ Cordine Scartozzi *	Director	April 10, 2008

Cordine Scartozzi

/s/ Edward P. Shanaughy, II *	Director	April 10, 2008

Edward P. Shanaughy, II

Name	Title	Date

/s/ George Steimmetz *	Director	April 10, 2008

George Steimmetz

/s/ John B. Yerkes, Jr. *	Director	April 10, 2008

John B. Yerkes, Jr.

*	By:	/s/ Ronald Anderson

Ronald Anderson
Attorney-in-Fact